Exhibit 99.2

Inotiv, Inc. Announces Closing of $125 Million Convertible Senior Notes Offering and Full
Exercise of Option to Purchase Additional $15 Million of Notes

WEST LAFAYETTE, IN, September 27, 2021 – Inotiv, Inc. (NASDAQ:NOTV) (the “Company”, “We”, “Our” or “Inotiv”), a leading contract research organization specializing in nonclinical and analytical drug discovery and development services, today announced the closing of its offering of $140,000,000 aggregate principal amount of 3.25% convertible senior notes due 2027 (the “notes”), including $15,000,000 of additional notes, in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Company's obligations under the notes are guaranteed by BAS Evansville, Inc., a wholly owned subsidiary of the Company.

The gross proceeds to the Company were approximately $134.5 million after deducting the initial purchaser’s discounts and commissions and estimated offering expenses. Inotiv intends to use the net proceeds, together with borrowings under a new senior secured term loan facility, to fund the cash purchase price of Inotiv’s previously announced acquisition of Envigo RMS Holding Corp. (the “Envigo acquisition”), if it is consummated, and to pay related fees and expenses.

The offer and sale of the notes, the guarantee and any common shares issuable upon conversion of the notes have not been, and will not be, registered under the Securities Act or any other securities laws, and the notes and any such shares cannot be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes or any common shares issuable upon conversion of the notes, and will not constitute an offer, solicitation or sale of the notes or any such shares or any other security, in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

About the Company

Inotiv, Inc. is a leading contract research organization specializing in nonclinical and analytical drug discovery and development services. The Company focuses on developing innovative services supporting its clients’ discovery and development objectives for improved decision-making and accelerated goal attainment. The Company’s products focus on increasing efficiency, improving data, and reducing the cost of taking new drugs to market. Visit inotivco.com for more information about the Company.

Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the completion of the offering, the completion of the pending Envigo acquisition and the expected amount and intended use of the net proceeds. Forward-looking statements represent Inotiv’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Among those risks and uncertainties are market conditions, the satisfaction of the closing conditions related to the offering and risks relating to Inotiv’s business, including those described in periodic reports that Inotiv files from time to time with the SEC. Inotiv may not consummate the offering described in this press release and, if the offering is consummated, cannot provide any assurances regarding its ability to effectively apply the net proceeds as described above. The forward-looking statements included in this press release speak only as of the date of this press release, and Inotiv does not undertake to update the statements included in this press release for subsequent developments, except as may be required by law.

Company Contact	Investor Relations
Inotiv, Inc.	The Equity Group Inc.
Beth A. Taylor, Chief Financial Officer	Kalle Ahl, CFA
(765) 497-8381	(212) 836-9614
btaylor@inotivco.com	kahl@equityny.com

Devin Sullivan
(212) 836-9608
dsullivan@equityny.com